EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254
FOR IMMEDIATE RELEASE

Contact:	Melvin Melle, Chief Financial Officer (800)225-0135 • (214)528-5588
HALLWOOD GROUP DECLARES CASH DIVIDEND ON COMMON STOCK
Dallas, Texas — December 4, 2008 — The Hallwood Group Incorporated (NYSE Alternext US: HWG) (the “Company”) announced today that its Board of Directors has declared a cash dividend in the amount of $7.89 per share of Common Stock. Based on the number of shares of Common Stock currently outstanding, the total amount of the dividend would be approximately $12,000,000. The dividend is payable on December 29, 2008 to shareholders of record at the close of business on December 15, 2008.
The Company is making the dividend at this time because of the favorable tax treatment the dividend will receive if made during 2008. As a result of the losses incurred in its investment in Hallwood Energy, the Company does not have accumulated earnings and profits, and does not anticipate that it will have earnings and profits during 2008, for federal income tax purposes. Therefore, the Company anticipates that, for federal income tax purposes, each stockholder will be able to treat the dividend as a return of capital, rather than a taxable dividend, to the extent of the stockholder’s basis in the Common Stock. However, this statement is not intended to be, nor should it be interpreted as, tax advice by the Company. Each shareholder should consult his or her own tax advisor regarding the federal, state, local and foreign tax consequences to the shareholder of the distribution.
In connection with the transaction with a subsidiary of Talisman Energy, Inc. that the Company’s Hallwood Energy affiliate entered into in June 2008, the Company entered into an Equity Support Agreement committing to contribute equity or debt capital to Hallwood Energy to maintain a reasonable liquidity position for Hallwood Energy or prevent or cure any default under Hallwood Energy’s credit facilities with respect to interest payments, up to a maximum amount of $12,500,000, and agreeing that the Company would not pay any dividends to its stockholders until the full amount was contributed or the Equity Support Agreement was otherwise terminated. To date, the Company has contributed to Hallwood Energy a total of $9,300,000. In connection with the payment of the dividend, the Company has set aside in a separate account a total of $3,200,000 for contribution to Hallwood Energy if and to the extent required by the Equity Support Agreement.
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